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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 PROVANT, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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                                             NEWS RELEASE
                                             For additional information contact:

                                             Ariel Ruhlman
                                             Provant
                                             617-772-7406

                                             Justin Ockenden
                                             Epic Partners
                                             646-375-2120

      PROVANT REACHES AGREEMENT WITH COMMITTEE TO RESTORE SHAREHOLDER VALUE

             Expands Board, Establishes Strategic Planning Committee
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Boston, MA - August 31, 2001 - Provant, Inc. (NASDAQ: POVT), a leading provider of performance improvement training services and products, and the Provant Committee to Restore Shareholder Value announced today that they have reached an agreement to end the Committee's efforts to elect their alternative slate of directors for Provant.

Under the terms of this agreement, Provant will increase the size of the Board by immediately adding three nominees from the Committee's alternative slate. The three new directors will also be added to the slate of directors proposed by the Company at Provant's 2001 Annual Meeting of Stockholders. As a result of this agreement, Provant will establish a Strategic Planning Committee of the Board to advise the Board on the Company's strategic plan. The Strategic Planning Committee, to be chaired by John E. Tyson, will consist of at least three directors, two of whom will come from the newly appointed members.

John E. Tyson, Chairman of Provant, said, "We are very pleased to have reached an agreement with the Provant Committee to Restore Shareholder Value which will allow us to add three additional independent directors to the Board. Our agreement emphasizes the commitment of both groups to come together to satisfy the highest standards of corporate governance and help ensure sustainable, long-term growth for the Company. We look forward to coming together with our new board members and the leadership of our CEO Curt Uehlein to continue our efforts to restore shareholder value at Provant."

A spokesperson for the Committee said, "We are pleased that Provant's Board has agreed to expand from five to eight directors and to appoint three of our nominees to the Board. We believe that this understanding is a major step forward for Provant and a win-win for shareholders. This expanded Board of knowledgeable and prominent leaders from the business community will be instrumental in building a solid platform for future growth. We commend Provant's Board for taking decisive action in adopting these new initiatives."

The Company also announced that the 2001 annual meeting of stockholders would be held on October 15, 2001.

Provant's stockholders and other investors are strongly advised to read the proxy statement relating to Provant's 2001 Annual Meeting of Stockholders when it becomes available because it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments to the proxy statement and other related documents filed by Provant with the Securities and Exchange Commission without charge at the Internet website maintained by the Securities and Exchange Commission (http://www.sec.gov). In addition, Provant will mail the proxy statement to each stockholder of record on the record date to be established for the annual meeting of stockholders. Provant also will make additional copies of the proxy statement and any amendments to the proxy statement available without charge to Provant's stockholders. Please direct your request for the proxy statement by writing to the Corporate Secretary of Provant, Inc., 67 Batterymarch Street, Suite 600, Boston, Massachusetts 02110.

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Provant, its directors and executive officers and certain of its other officers may be deemed to be participants in the solicitation of proxies for Provant's 2001 Annual Meeting of Stockholders. Information regarding these participants, and their direct and indirect interests in the solicitation, including their ownership of Provant's common stock, will be contained in the definitive proxy statement to be filed by Provant with the Securities and Exchange Commission with respect to the 2001 annual meeting of stockholders.

About Provant

As a leading provider of performance improvement training services and products, Provant helps its clients maximize their effectiveness and profitability by improving the performance of their people. With over 1,500 corporate and government clients, the Company offers blended solutions combining web-based and instructor-led offerings that produce measurable results by strengthening the performance and productivity of both individual employees and organizations as a whole.

For the latest Provant news, or to request faxed or mailed information about Provant, call the Company's toll-free shareholder communications service at 1-877-PROVANT. This service is available 24 hours a day, seven days a week. Shareholder information is also available on the World Wide Web at www.provant.com.